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                                                                    Exhibit 23.7
                        [Letterhead of Foley & Lardner]

                                 July 23, 1998




Stirling Cooke Brown Holdings Limited
Victoria Hall, 3rd Floor
11 Victoria Street
HM 11 Hamilton
BERMUDA

        Re:  Stirling Cooke Brown Holdings Limited

Ladies and Gentlemen:

        We have acted as counsel to Stirling Cooke Brown Holdings Limited, a Bermuda corporation (the "Company"), in connection with certain corporate proceedings and have reviewed the Company's Post-Effective Amendment No. 1 to Form S-1 (the "Registration Statement") relating to the Ordinary Shares. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

        In rendering the opinion set forth in the paragraph below, we have relied upon the Internal Revenue Code of 1986, as amended (the "Code"), legislative history, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and such other authorities as we have considered to be relevant. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

        Based on the foregoing, it is our opinion that, subject to the limitations set forth therein, the discussion set forth under the captions "Risk Factors - Taxation of the Company and Certain of its Subsidiaries" and "Certain Tax Considerations - United States" constitutes the opinion of Foley & Lardner, subject to the limitations set forth therein, regarding the material U.S. federal income tax consequences that could result from the purchase, ownership and disposition of the Ordinary Shares, and the material U.S. federal income tax consequences applicable to the operations of the Company and its subsidiaries.
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Foley & Lardner

Stirling Cooke Brown Holdings Limited
July 23, 1998
Page 2


        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the captions "Certain Tax Considerations" and "Legal Matters."

        We are admitted to practice law in the State of Wisconsin. In connection with the public offering of Ordinary Shares, we express no opinion as to matters under or involving any laws other than the federal law of the United States of America.

                                        Very truly yours,

                                        FOLEY & LARDNER

                                        /s/ Foley & Lardner